                            TAX PROTECTION AGREEMENT

         THIS TAX PROTECTION AGREEMENT (this "Agreement") is made and entered into as of September 21, 2004 by and among Brandywine Realty Trust, a Maryland real estate investment trust (the "REIT"), Brandywine Operating Partnership, L.P., a Delaware limited partnership (the "Partnership"), Two Logan Holdings LP, a Pennsylvania limited partnership ("Subsidiary Partnership") TLS Equity Associates-II, a Pennsylvania general partnership ("TLSEA-II"), Two Logan Co., Inc. a Pennsylvania corporation ("TLC Inc." and, together with TLSEA-II, the "Protected Logan Partners"), and TRC Associates Limited Partnership, a Delaware limited partnership (the "TRCALP Protected Partner" and, collectively with the Protected Logan Partners, the "Protected Partners").

         WHEREAS, pursuant to that certain Contribution Agreement, dated as of August 18, 2004 (the "Contribution Agreement"), the TRCALP Protected Partner transferred to the Partnership all of such Protected Partner's interests in TRCLP, a Delaware limited partnership ("TRCLP") in exchange for common units of limited partnership interest ("OP Units"), a class of zero coupon preferred units ("Preferred Units") in the Partnership and a "debt financed distribution" (the "Transaction");

         WHEREAS, pursuant to the Contribution Agreement, the Protected Logan Partners transferred to Subsidiary Partnership some or all of such Logan Protected Partners' indirect interests in Two Logan Square Associates, a Delaware limited partnership ("Two Logan LP") in exchange for limited partnership interests in the Subsidiary Partnership (the "Logan Transaction");

         WHEREAS, it is intended for federal income tax purposes that the Transaction be treated as a contribution by the TRCALP Protected Partner of its interest in TRCLP to the Partnership in exchange for OP Units and Preferred Units under Section 721 of the Internal Revenue Code of 1986, as amended (the "Code") pursuant to the "assets over" form of transaction set forth in Treasury Regulation Section 1.708-1(c)(3) and the receipt of a series of "debt financed distributions" within the meaning of Treasury Regulation Section 1.707-5(b);

         WHEREAS, it is intended for federal income tax purposes that the Logan Transaction be treated as a contribution by the TRCALP Protected Logan Partner of their interests in Two Logan LP in exchange for an equity interest in Subsidiary Partnership under Section 721 of the Code;

         WHEREAS, in accordance with Section 2 of the Contribution Agreement and in consideration for the agreement of the Protected Partners to consummate the Transaction, and the Logan Transaction the parties desire to enter into this Agreement regarding certain tax matters associated with the Transaction and the Logan Transaction; and

         WHEREAS, the REIT, the Partnership, and the Subsidiary Partnership desire to evidence their agreement regarding amounts that may be payable as a result of certain actions being taken by the Partnership or Subsidiary Partnership regarding the disposition of certain of the assets of TRCLP, the Subsidiary Partnership or other contributed assets and certain debt obligations of the Partnership, its partners and its subsidiaries.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Contribution Agreement (as defined above).

         "Accounting Firm" has the meaning set forth in Section 4.2

         "Allocable Share of Incurred Indebtedness" has the meaning set forth in
Section 3.1, and shall be, for each Protected Partner, the amount set forth on
Schedule 3.1 hereto next to such Protected Partner's name as amended from time to time.

         "Closing Date" means the date hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consent" means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.

         "Guaranteed Amount" means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

         "Guaranteed Debt" means any loan existing, incurred (or assumed) by the Partnership or any of its Subsidiaries that is guaranteed in whole or in part by Partner Guarantors at any time on or after the Closing Date pursuant to Article 3 hereof.

         "Incurred Indebtedness" shall mean indebtedness which qualifies as Qualified Guarantee Indebtedness and meets the additional requirements of
Section 3.2(vii) and (viii) which is incurred by the Partnership to fund a "debt financed distribution" to a Protected Partner within the meaning of Treasury Regulation Section 1.707-5(b) as further described in Section 3.2 hereof and
Section 2 of the Contribution Agreement.

         "Indirect Owner" means, in the case of a Protected Partner that is an entity classified as an S corporation, a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Protected Partner, and, in the case of any Indirect Owner that itself is an entity classified as an S Corporation, a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.

         "Minimum Liability Amount" means, for each Protected Partner, the amount set forth on Schedule 3.1 hereto next to such Protected Partner's name as amended from time to time, but in no event shall the aggregate Minimum Liability Amount exceed the sum of $50,000,000 plus the Protected Partners' aggregate historical Allocable Share of Incurred Indebtedness.

         "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

         "OP Units" means Class A units of limited partnership interest of the Partnership owned by the Protected Partners, as described in the Partnership Agreement and any other partnership interest into which such OP Units may be converted.


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


         "Partner Guarantors" means those Protected Partners who have guaranteed any portion of the Guaranteed Debt. The Partner Guarantors and each Partner Guarantor's dollar amount share of the Guaranteed Amount with respect to the Guaranteed Debt, including any Incurred Indebtedness, as of the Closing Date will be set forth on Schedule 3.2 hereto as amended from time to time.

          "Partnership" means Brandywine Operating Partnership, L.P., a Delaware limited partnership.

         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Brandywine Operating Partnership, L.P., dated as of November 18, 1997 as amended through the Closing Date, and as the same may be further amended in accordance with the terms thereof.

         "Preferred Units" means zero coupon preferred units of limited partnership interest of the Partnership, as described in the Contribution Agreement and the Partnership Agreement.

         "Protected Gain" shall mean all of the gain that would be allocable to and recognized by a Protected Partner (or Indirect Owners) under Section 704(c) of the Code in the event of the sale of a Protected Property or direct or indirect interest therein in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Protected Property on the Closing Date as set forth in Schedule 2.1B hereto.

         "Protected Partner" means those persons set forth on Schedule 2.1(a) hereto as "Protected Partners," any person who acquires OP Units, Preferred Units or interests in Subsidiary Partnership from a Protected Partner (or Indirect Owner) in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee's adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner (or Indirect Owner) in such OP Units, Preferred Units or interests in Subsidiary Partnership.

         "Protected Logan Partners" means TLSEA-II and TLC-Inc.

         "Protected Property" means (i) each of the properties identified as a Protected Property on Schedule 2.1(b) hereto; (ii) any other properties or assets hereafter acquired by the Partnership or direct or indirect interest owned by the Partnership in any Subsidiary that owns an interest in a Protected Property, if the disposition of such properties, assets or interest would result in the recognition of Protected Gain with respect to a Protected Property by a Protected Partner (or Indirect Owner); and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a "substituted basis property" as defined in Section 7701(a)(42) of the Code with respect to a Protected Property or interest therein.

         "Qualified Guarantee" has the meaning set forth in Section 3.2.

         "Qualified Guarantee Indebtedness" has the meaning set forth in Section 3.2.

         "Section 704(c) Value" means the fair market value of any Protected Property as agreed to by the Partnership and the Protected Partners and as set forth next to each Protected Property on Schedule 2.1(b). The Section 704(c) Value for each Protected Property shall be as determined by agreement between the Protected Partners and the Partnership pursuant to this Agreement. The Partnership shall initially carry each Protected Property on its books at a value equal to the Section 704(c) Value of such Protected Property as set forth above.

         "Subsidiary" means any entity in which the Partnership owns a direct or indirect interest and which entity owns a Protected Property on the Closing Date, after giving effect to the Transaction and the Logan Transaction, or that thereafter is a successor entity through which the Partnership holds a direct or indirect interest in a Protected Property.

         "Subsidiary Partnership" means Two Logan Holdings LP, a Pennsylvania limited partnership.

         "Successor Partnership" has the meaning set forth in Section 2.2.

         "Taxes" means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments and estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character and description imposed by any governmental authority, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

         "Tax Protection Period" means (i) with respect to the Protected Properties set forth on Schedule 2.1(b) as 3 year Protected Properties the period commencing on the Closing Date and ending at 12:01 AM on January 1, 2008,
(ii) with respect to the Protected Properties set forth on Schedule 2.1(b) as 10 year Protected Properties the period commencing on the Closing Date and ending at 12:01 AM on January 1, 2015, (iii) with respect to the Protected Properties set forth on Schedule 2.1(b) as 15 year Protected Properties the period commencing on the Closing Date and ending at 12:01 AM on January 1, 2020, and
(iv) with respect to the obligations of the Partnership set forth in Article 3 hereof the period commencing on the Closing Date and extending throughout the entire period that one or more Protected Partners (or Indirect Owner thereof) is a holder of OP Units or Preferred Units.

         "TRCALP Protected Partner" means TRC Associates Limited Partnership.


                                   ARTICLE II
                         RESTRICTIONS ON DISPOSITIONS OF
                              PROTECTED PROPERTIES

         2.1. GENERAL PROHIBITION ON DISPOSITION OF PROTECTED PROPERTIES. The REIT, the Partnership and the Subsidiary Partnership agree for the benefit of each Protected Partner (and the Indirect Owners thereof), for the term of the Tax Protection Period applicable with respect to a Protected Property, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of such a Protected Property or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause any of the Protected Partners (or Indirect Owners thereof) to recognize any Protected Gain.

         Without limiting the foregoing, the term "sale, exchange, transfer or disposition" by the Partnership shall be deemed to include, and the prohibition shall extend to:

              (a) any direct or indirect disposition by any direct or indirect Subsidiary of any Protected Property or any interest therein;

              (b) any direct or indirect disposition by the Partnership or the Subsidiary Partnership of any Protected Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

              (c) any distribution by the Partnership or the Subsidiary Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder;

         Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

         2.2. EXCEPTIONS WHERE NO GAIN RECOGNIZED. Notwithstanding the restrictions set forth in Section 2.1, the Partnership or any Subsidiary may dispose of any Protected Property (or an interest therein) if such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a "partnership" for federal income tax purposes (a "Successor Partnership")) that, as to each of the foregoing, does not result (in the year of such disposition or in a later year) in the recognition of any taxable income or gain to any Protected Partner (or Indirect Owners) with respect to any of the Preferred Units or OP Units. In further clarification thereof:

              (a) in the case of a Section 1031 like-kind exchange, if such exchange is with a "related party" within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Protected Property or any other transaction prior to the expiration of the two
(2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to such Protected Property (including by reason of the application of Section 1031(f)(4)) shall be considered a violation of Section
2.1 by the Partnership;

              (b) in the event that at the time of the exchange or other disposition the Protected Property is secured, directly or indirectly, by indebtedness that is guaranteed by a Partner Guarantor (or for which a Protected Partner (or Indirect Owner) otherwise has personal liability) and the transferee is not a Subsidiary of the Partnership that both is more than 50% owned, directly or indirectly by the Partnership and is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable), (a) either (I) such indebtedness shall be repaid in full or (II) the Partnership shall obtain from the lenders with respect to such indebtedness a full and complete release of liability for each of the Protected Partners (or Indirect Owners) that has guaranteed, or otherwise has liability for, such indebtedness, and (b) if such indebtedness is a Guaranteed Debt and the Tax Protection Period with respect to Article 3 shall not have expired, the Partnership shall comply with its covenants set forth in Article 3 below with respect to such Guaranteed Debt and the Partner Guarantors that are considered to have liability for such Guaranteed Debt (determined under Section 3.4 treating such events as a repayment of the Guaranteed Debt); and

              (c) in the event of a merger or consolidation involving the Partnership (or any Subsidiary) and a Successor Partnership, the Successor Partnership shall have agreed in writing for the benefit of the Protected Partners (and the Indirect Owners thereof) that all of the restrictions contained in this Agreement shall continue to apply, including but not limited to, those with respect to each Protected Property.

         2.3. MERGERS. Any merger or consolidation involving the Partnership or any Subsidiary of the Partnership, whether or not the Partnership or Subsidiary is the surviving entity in such merger or consolidation, that results in a Protected Partner (or an Indirect Owner) being required to recognize part or all of the Protected Gain shall be deemed to be a disposition of the Protected Property for purposes of Section 2.1 and Article 4 shall fully apply.

         2.4. TAX TREATMENT OF THE TRANSACTION AND THE LOGAN TRANSACTION. The REIT, the Partnership and the Subsidiary Partnership covenant that except to the extent a contrary position is required as a result of a change in law after the date hereof, the Transaction and the Logan Transaction will be reported for tax purposes on all tax returns and submissions, as follows: (i) the contributions by the Protected Partners pursuant to the Contribution Agreement related to the Transaction shall be treated for all purposes as a contribution of property to the Partnership under Section 721 of the Code in which no gain or loss is recognized by any Protected Partner (or Indirect Owner) for federal income tax purposes, (ii) none of the TRCALP Cash Consideration, Deferred Payments, or Alternate Cash Consideration (each as defined in the Contribution Agreement) distributed to the Protected Partners shall be treated as giving rise to a transfer of money or other property that would have to be taken into account under Treasury Regulations Section 1.707-3 as part of a disguised sale, and
(iii) the Logan Transaction shall be treated for all purposes as a contribution of property to Subsidiary Partnership under Section 721 of the Code in which no gain or loss is recognized by any Protected Logan Partner. The parties hereto agree that they shall not take any income tax position inconsistent with treating the Transaction and the Logan Transaction as resulting in the non-recognition of gain or loss to all Protected Partners (and Indirect Owners thereof). The Protected Partners acknowledge that the foregoing is not a guarantee that such treatment will be respected for income tax purposes and the Partnership and the Subsidiary Partnership shall have no liability to a Protected Partner (or Indirect Owner) as a result of the Internal Revenue Service successfully asserting a contrary position.

                                  ARTICLE III

                ALLOCATION OF LIABILITIES; GUARANTEE OPPORTUNITY
                       AND DEFICIT RESTORATION OBLIGATIONS

         3.1. MINIMUM LIABILITY ALLOCATION. During the Tax Protection Period, the Partnership will offer to each Protected Partner (or, at the request of an Indirect Owner thereof, such Indirect Owner) the opportunity (i) to enter into Qualified Guarantees of Qualified Guarantee Indebtedness (other than Incurred Indebtedness), in such amount or amounts so as to cause the amount of partnership liabilities allocated to such Protected Partner for purposes of
Section 752 of the Code to be not less than such Protected Partner's Minimum Liability Amount and to cause the amount of partnership liabilities with respect to which such Protected Partner will be considered to be "at risk" for purposes of Section 465 of the Code to be not less than such Protected Partner's Minimum Liability Amount, as provided in this Article 3, and (ii) to enter into a Qualified Guarantee of Qualified Guarantee Indebtedness, meeting the additional requirements of Sections 3.2(vii) and (viii), incurred by the Partnership pursuant to Section 2 of the Contribution Agreement ("Incurred Indebtedness") in order to cause each Protected Partner's share of the Incurred Indebtedness (within the meaning of Treasury Regulation Section 1.707-5(b)) (such Protected Partner's "Allocable Share of the Incurred Indebtedness") to equal such Protected Partner's share of the cash distribution traceable to the Incurred Indebtedness (within the meaning of Treasury Regulation Section 1.707-5(b)) used to fund the TRCALP Cash Consideration, Deferred Payments, and/or Alternate Cash Consideration. In order to minimize the need for Protected Partners to enter into Qualified Guarantees, the Partnership will use the optional method under Treasury Regulation Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Protected Property to the Protected Partners to the extent that the "built-in gain" with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Protected Property allocated to the Protected Partners under Treasury Regulation Section 1.752-3(a)(2).

         3.2. QUALIFIED GUARANTEE INDEBTEDNESS, INCURRED INDEBTEDNESS AND QUALIFIED GUARANTEE; TREATMENT OF QUALIFIED GUARANTEE INDEBTEDNESS AND INCURRED INDEBTEDNESS AS GUARANTEED DEBT. In order for an offer by the Partnership of an opportunity to guarantee indebtedness to satisfy the requirements of this
Article 3, (1) the indebtedness to be guaranteed must also satisfy conditions


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(i) through (vi) set forth in this Section 3.2 (indebtedness satisfying all such conditions is referred to as "Qualified Guarantee Indebtedness"); and with respect to Incurred Indebtedness, the indebtedness must satisfy the additional conditions or other requirements set forth in (vii) and (viii) of this Section 3.2; (2) the guarantee by the Partner Guarantors must be pursuant to a Guarantee Agreement substantially in the form attached hereto as Schedule 3.7 that satisfies the conditions set forth in Sections 3.2(i) and (iii) (a "Qualified Guarantee"); (3) the amount of debt offered to be guaranteed by the Partner Guarantor, if pursuant to Section 3.4, must not exceed the portion of the Guaranteed Amount for which a replacement guarantee is being offered; and (4) the debt to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis of the interests of partners in the Partnership in their partnership interests. If, and to the extent that, a Partner Guarantor elects to guarantee Qualified Guarantee Indebtedness pursuant to an offer made in accordance with this Article 3 or guarantees Incurred Indebtedness, such indebtedness thereafter shall be considered a Guaranteed Debt and subject to all of this Article 3.

         The conditions that must be satisfied at all times with respect to any Guaranteed Debt or Incurred Indebtedness (but as to Incurred Indebtedness only with respect to clauses (i), (iii), (iv), (vii) and (viii) below) offered pursuant to this Article 3 hereof and the guarantees with respect thereto are as follows:

              (i) each such guarantee shall be a "bottom dollar guarantee" in that the lender for the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any "bottom dollar guarantees" permitted pursuant to this clause (i) and/or Section 3.3 below) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into, or (y) that are entered into after the date the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3.5 below, but only to the extent that, in either case, such guarantees are "bottom dollar guarantees" with respect to the Guaranteed Debt), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;

              (ii) the fair market value of the property collateral (not including any guarantees) against which the lender has recourse pursuant to the Guaranteed Debt, determined as of the time the guarantee is entered into (an independent appraisal relied upon by the lender in making the loan will be the conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than 140% of the sum of (x) Guaranteed Debt, plus (y) the aggregate amounts of any other guarantees that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3.2(v) below, but only to the extent that such guarantees are "bottom dollar guarantees" with respect to the Guaranteed Debt);

              (iii) (A) the executed guarantee must be executed by and delivered to the lender, (B) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender, and (C) the guarantee must be enforceable under the laws of the state governing the loan and in which the property securing the loan is located;

              (iv) as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other person that would be considered to "bear the economic risk of loss," within the meaning of Treasury


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


Regulation Section 1.752-2, or would be considered to be "at risk" for purposes of Section 465(b) with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership's obligations to such Partner Guarantor under this Article 3;

              (v) the aggregate Guaranteed Amounts with respect to the Guaranteed Debt will not exceed 35% of the amount of the Guaranteed Debt outstanding at the time the guarantee is executed. Except for guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners, at no time can there be guarantees with respect to the Guaranteed Debt that are provided by other persons that are "pari passu" with or at a lower level of risk than the guarantees provided by the Protected Partners. If there are guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners that are "pari passu" with or at a lower level of risk than the guarantees provided by the Protected Partners, then the amount of Guaranteed Debt subject to such existing guarantees shall be added to the Guaranteed Amount for purposes of calculating the 35% limitation set forth in this Section 3.2(v); and

              (vi) the obligor with respect to the Guaranteed Debt is the Partnership or, in the case of Guaranteed Debt other than Incurred Indebtedness, an entity in which the Partnership owns, directly and indirectly, not less than 51% of the economic interests and which is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly-owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable).

         The Partnership shall be deemed to satisfy the requirements of Sections 3.2(i), (ii) and (v) if, in lieu of offering a bottom dollar guarantee of indebtedness secured by specific properties, it offers a bottom dollar guarantee (or an indemnity of an existing guarantor) of a general unsecured obligation of the Partnership which is recourse, without limitation, to all of the assets of the Partnership and is made by a third party institutional lender with financial covenants that are standard for such a loan. Such a guarantee may be "pari passu" with or at a higher level of risk than another bottom dollar guarantee of such indebtedness provided that the aggregate amount of such other guarantee is less than $65 million.

         The additional conditions that must be satisfied at all times with respect to Incurred Indebtedness offered pursuant to this Article 3 hereof and the guarantees with respect thereto are as follows:

              (vii) the amount of the Incurred Indebtedness shall equal the amount specified by the Protected Partners as TRCALP Cash Consideration, Deferred Payments and/or Alternate Cash Consideration in connection with Section 2 of the Contribution Agreement so that all of the cash designated as a "debt-financed distribution" shall qualify as a debt-financed distribution attributable to the Incurred Indebtedness with respect to each Protected Partner, no portion of which is taken into account as a "transfer of money" for purposes of Section 707 and Treasury Regulation Sections 1.707-1 through 1.707-9;

              (viii) notwithstanding Section 3.2 (vi) or 3.4 hereto, the obligor with respect to the Incurred Indebtedness shall at all times be the Partnership, such Incurred Indebtedness shall be a recourse obligation of the Partnership where the Lender has recourse, without limitation, to all of the assets of the Partnership, the term of the Incurred Indebtedness is not less than forty-eight
(48) months, and such indebtedness is a distinct and separate liability of the Partnership in an amount equal to the TRCALP Cash Consideration, Deferred Payment and/or Alternate Cash Consideration made to the Protected Partners and for which such Protected Partner Partner Guarantors solely bear the economic risk of loss within the meaning of Treasury Regulation Section 1.752-2.

         3.3. COVENANT WITH RESPECT TO GUARANTEED DEBT COLLATERAL. The Partnership covenants with the Partner Guarantors with respect to the Guaranteed Debt that (A) it will comply with the requirements set forth in Section 2.2(b) upon any disposition of any collateral for a Guaranteed Debt, whether during or following the Tax Protection Period, and (B) it will not at any time, whether during or following the Tax Protection Period, pledge the collateral with respect to a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (i) after giving effect thereto the conditions in Section 3.2 would continue to be satisfied with respect to the Guaranteed Debt and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or in the case of Guaranteed Debt other than Incurred Indebtedness (ii) the Partnership (A) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released, and (B) if the Tax Protection Period has not expired, offers to each Partner Guarantor with respect to such original Guaranteed Debt, not less than 30 days prior to such pledge or disposition, the opportunity to enter into a Qualified Guarantee of other Partnership indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this Article 3) in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such Partner Guarantor.

         3.4. REPAYMENT OR REFINANCING OF GUARANTEED DEBT. The Partnership shall not, at any time during the Tax Protection Period applicable to a Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt unless
(i) after taking into account such repayment, each Partner Guarantor would be entitled, pursuant to Treasury Regulation Section 1.752-2 (and not Treasury Regulation Section 1.752-3), to include in its adjusted tax basis for its Preferred Units or OP Units an amount of Guaranteed Debt equal to its Minimum Liability Amount plus its Allocable Share of Incurred Indebtedness, or (ii) alternatively, the Partnership, not less than 30 days prior to such repayment or refinancing, offers to the applicable Partner Guarantors the opportunity to enter into a Qualified Guarantee with respect to other Qualified Guarantee Indebtedness in an amount sufficient so that, taking into account such guarantees of such other Qualified Guarantee Indebtedness each Partner Guarantor who guarantees such other Qualified Guarantee Indebtedness in the amount specified by the Partnership would be entitled, pursuant to Treasury Regulation
Section 1.752-2 (and not Treasury Regulation Section 1.752-3), to include in its adjusted tax basis for its OP Units or Preferred Units debt equal to the Minimum Liability Amount plus its Allocable Share of Incurred Indebtedness for such Partner Guarantor. Notwithstanding the foregoing, under no circumstances shall the Partnership prepay or refinance prior to the expiration of its term a Guaranteed Debt which is an Incurred Indebtedness unless the Partnership simultaneously incurs a new Incurred Indebtedness in the exact same amount, which is a distinct and separate liability of the Partnership and allows each of the Protected Partners the opportunity to make a Qualified Guarantee of such indebtedness in an amount equal to its Allocable Share of the Incurred Indebtedness (provided that the term of such "refinanced" Incurred Indebtedness may be forty-eight (48) months less the number of full months that has run on the term of the prior Incurred Indebtedness which such new Incurred Indebtedness is refinancing). If an Incurred Indebtedness is at the end of the (48) month period refinanced with Qualified Guarantee Indebtedness which is not Incurred Indebtedness, then such Allocable Share of Incurred Indebtedness shall be considered a Minimum Liability Amount and Schedule 3.1 shall be amended accordingly.

         3.5. LIMITATION ON ADDITIONAL GUARANTEES WITH RESPECT TO DEBT SECURED BY COLLATERAL FOR GUARANTEED DEBT. The Partnership shall not offer the opportunity or make available to any person or entity other than a Protected Partner a guarantee of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless such Guaranteed Debt is not Incurred Indebtedness and (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such other guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 3.2(ii) and (v) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 3.2(ii), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the applicable Guaranteed Amounts plus any other preexisting "bottom dollar guarantees" previously permitted pursuant to this Section 3.5 or Sections 3.2(i) and (ii) above, for purposes of making the computation provided for in Section 3.2(ii)), and (ii) and such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its Preferred Units or OP Units pursuant to Treasury Regulation Section 1.752-2.

         3.6. PROCESS. Whenever the Partnership is required under this Article 3 to offer to one or more of the Partner Guarantors an opportunity to guarantee Qualified Guarantee Indebtedness, the Partnership shall be considered to have satisfied its obligation if the other conditions in this Article 3 are satisfied and, not less than thirty (30) days prior to the date that such guarantee would be required to be executed in order to satisfy this Article 3, the Partnership sends by first class mail, return receipt requested, to the last known address of each such Partner Guarantor (as reflected in the records of the Partnership) the Guarantee Agreement to be executed (which shall be substantially in the form of Schedule 3.7 hereto, with such changes thereto as are necessary to reflect the relevant facts) and a brief letter explaining the relevant circumstances (including, as applicable, that the offer is being made pursuant to this Article 3, the circumstances giving rise to the offer, a brief summary of the terms of the Qualified Guarantee Indebtedness to be guaranteed, a brief description of the collateral for the Qualified Guarantee Indebtedness, a statement of the amount to be guaranteed, the address to which the executed Guarantee Agreement must be sent and the date by which it must be received, and a statement to the effect that, if the Protected Partner fails to execute and return such Agreement within the time period specified, the Partner Guarantor thereafter would lose its rights under this Article 3 with respect to the amount of debt that the Partnership is required to offer to be guaranteed and depending upon the Partner Guarantor's circumstances and other circumstances related to the Partnership, the Partner Guarantor could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise would have been deferred. If a notice is properly sent in accordance with this procedure, the Partnership shall have no responsibility as a result of the failure of a Partner Guarantor either to receive such notice or to respond thereto within the specified time period.

         3.7. PRESUMPTION AS TO SCHEDULE 3.7. The form of the Guarantee Agreement attached hereto as Schedule 3.7 shall be conclusively presumed to satisfy the conditions set forth in Section 3.2(i) and to have caused the Guaranteed Debt to be considered allocable to the Protected Partner who enters into such Guarantee Agreement pursuant to Treasury Regulation Sections 1.752-2 and 1.707-5(b) so long as all of the following conditions are met with respect such Guaranteed Debt:

              (i) there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to this Article 3 or, in the case of Incurred Indebtedness, that comply with the paragraph following Section 3.2(vi));

              (ii) the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

              (iii) no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.5;

              (iv) the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulation Section 1.752-2 or any person that would be considered a "related party" as determined for purposes of Section 465 of the Code; and

              (v) none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation Section 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person to be considered to bear the risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation Section 1.752-2 or that would cause such entity to be considered "at risk" with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.

                                   ARTICLE IV
                               REMEDIES FOR BREACH

         4.1. MONETARY DAMAGES. In the event that the Partnership or the Subsidiary Partnership breaches its obligations set forth in Article 2, Article 3, Article 5, Article 6 or Article 7 with respect to a Protected Partner (or Indirect Owner thereof), the Protected Partner's (and Indirect Owner's) sole right shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner (or Indirect Owner thereof) as damages, an amount equal to:

              (a) in the case of a violation of Section 2.4 or Articles 3, 5, 6, or 7, the aggregate federal, state and local income taxes (including any interest and penalties that are determined to be applicable) incurred by the Protected Partner (or its Indirect Owners) as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner (or its Indirect Owners) by reason of such breach;

              (b) in the case of a violation of Article 2 (other than Section 2.4), the aggregate federal, state, and local income taxes (including any interest and penalties that are determined to be applicable) incurred with respect the Protected Gain incurred with respect to the Protected Property that is allocable to such Protected Partner (or Indirect Owners thereof) under the Partnership Agreement;

plus in the case of either (a) or (b), an amount equal to the aggregate federal, state, and local income taxes payable by the Protected Partner (or Indirect Owners thereof) (including any interest and penalties that are determined to be applicable) as a result of the receipt of any payment required under this
Section 4.1 on a fully grossed up basis (i.e., so that the amount remaining to the Protected Partner (or Indirect Owners) after the payments of any federal, state and local taxes on all such payments due to the Protected Partners (or Indirect Owners) is the amount required to be paid to the Protected Partner (or Indirect Owners) under Section 4.1(a) or (b) before calculation of such amounts.)

         For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owners thereof), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner's (or Indirect Owner's) tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner's (or Indirect Owner's) taxable income (taking into account the character of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years.

         4.2. PROCESS FOR DETERMINING DAMAGES. If the Partnership or the Subsidiary Partnership has breached or violated any of the covenants set forth in Article 2, Article 3, Article 5, Article 6 or Article 7 (or a Protected Partner (or Indirect Owner thereof)) asserts that the Partnership has breached or violated any of the covenants set forth in Article 2, Article 3, Article 5,
Article 6, or Article 7), the Partnership and the Protected Partner (or Indirect Owners thereof) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owners thereof) under Section 4.1 (and to the extent applicable, Section 4.4). If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner thereof) within (i) sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof, (ii) sixty (60) days after the receipt of a notice from the Protected Partner (or Indirect Owner) that the Partnership has breached its obligation, which notice shall set forth the amount of income asserted to be recognized by the Protected Partner (or Indirect Owner) as a result of the breach, or (iii) ten (10) days following the receipt of notice from the Internal Revenue Service, or other taxing authority, asserting that the Protected Partner (or Indirect Owners) recognized taxable income as a result of a breach of this Agreement or on account of an actual or constructive cash distribution under Subchapter K of the Code (or the corresponding provision of state or local law) that exceeded the Protected Partner's adjusted income tax basis in the Units, the Partnership and the Protected Partner (or Indirect Owner) shall, in the case of an event described in clauses (i) and (ii) above, jointly retain a nationally recognized big four independent public accounting firm (an "Accounting Firm") to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article 2, Article 3, Article 5, Article 6 or Article 7, has occurred and, if so, the amount of damages to which the Protected Partner (or Indirect Owners thereof) is entitled as a result thereof, determined as set forth in Section 4.1 (and to the extent applicable, Section 4.4). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2, Article 3,
Article 5, Article 6 or Article 7 and the amount of damages payable to the Protected Partner (or Indirect Owners) under Section 4.1 (and to the extent applicable, Section 4.4) shall, subject to a subsequent notice received pursuant to clause (iii) and the last sentence of this Section 4.2, be final, conclusive and binding on the Partnership and the Protected Partner (or Indirect Owner); provided, however, that a Protected Partner (or Indirect Owner) shall be permitted to make a claim for a breach of this Agreement at any time and without regard to any determination made by the Accounting Firm. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner (or Indirect owner), provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner (or Indirect Owner) is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner (or Indirect Owner) prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership, and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner (or Indirect Owner) is less than 95% of the amount proposed by the Protected Partner (or Indirect Owner) to be owed to the Protected Partner (or Indirect Owner) prior to the submission of the matter to the Accounting Firm then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner (or Indirect Owner). In the case of any event described in clause (iii) of this Section 4.2, the amount shown as due by the Internal Revenue Service or other taxing authority shall be presumed to be damages resulting from a breach of this Agreement and the amount of any such damages shall be increased by the amount of interest and penalties required to be paid by the Protected Partner (or Indirect Owners thereof) so that the amount of the damages under this Section 4.1 shall not be less than the amount required to be paid to the Internal Revenue Service or other taxing authority in respect of the notice, grossed up for any additional amount required so that the net amount remaining after the reduction in the proceeds received on account of federal, state, and local taxes, plus interest and penalties, will be the amount of all taxes interest and penalties required to be paid by the Protected Partner (or Indirect Owner).

         4.3. REQUIRED NOTICES; TIME FOR PAYMENT. In the event that there has been a breach of Article 2, Article 3, Article 5, Article 6, or Article 7 the Partnership shall provide to the Protected Partners notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the Schedule K-1's to the Partnership's federal income tax return as required in accordance with Section 7.4 below. All payments required under this Article 4 to any Protected Partner (or Indirect Owners) shall be made to such Protected Partner (or Indirect Owners) on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided, that, if the Protected Partner (or Indirect Owners) is required to make estimated tax payments that would include such gain, the Partnership shall make a payment to the Protected Partner (or Indirect Owners) on or before the due date for such estimated tax payment and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner (or Indirect Owners) at such time. In the event of a payment made after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the higher of (i) the "prime rate" of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made plus 10% or (ii) twenty percent, but not to exceed the maximum amount permitted by law.

         4.4. ADDITIONAL DAMAGES FOR BREACHES OF SECTION 2.2(B), SECTION 3.2 AND/OR SECTION 3.3. Notwithstanding any of the foregoing in this Article 4, in the event that the Partnership or the Subsidiary Partnership should breach any of its covenants set forth in Section 2.2(b), Section 3.2 and/or Sections 3.3
(i) or (ii) and a Protected Partner (or Indirect Owner) is required to make a payment in respect of such indebtedness that it would not have had to make if such breach had not occurred (an "Excess Payment"), then, in addition to the damages provided for in the other Sections of this Article 4, the Partnership shall pay to such Protected Partner (or Indirect Owners) an amount equal to the sum of (i) the Excess Payment plus (ii) the aggregate federal, state and local income taxes, if any, computed as set forth in Section 4.1, required to be paid by such Protected Partner (or Indirect Owners) by reason of this Section 4.4 becoming operative (for example, because the breach by the Partnership and this Section 4.4 caused all or any portion of the indebtedness in question no longer to be considered debt includible in adjusted tax basis by the affected Protected Partner pursuant to Treasury Regulation Section 1.752-2(a)), plus (iii) an amount equal to the aggregate federal, state and local income taxes required to be paid by the Protected Partner, (or Indirect Owners) computed as set forth in
Section 4.1, as a result of any payment required under this Section 4.4.

                                   ARTICLE V
                      SECTION 704(C) METHOD AND ALLOCATIONS

         5.1. APPLICATION OF "TRADITIONAL METHOD." Notwithstanding any provision of the Partnership Agreement, the Partnership and the Subsidiary Partnership shall use the "traditional method" under Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code (with a "curative allocation" to offset the effects of the "ceiling rule," upon any sale of a Protected Property).

                                   ARTICLE VI
               ALLOCATIONS OF LIABILITIES PURSUANT TO REGULATIONS
                                UNDER SECTION 752

         6.1. ALLOCATION METHODS TO BE FOLLOWED. All tax returns prepared by the Partnership with respect to the Tax Protection Period that allocate liabilities of the Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulations Section 1.752-3 and any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees of indebtedness entered into pursuant to other agreements with the Partnership) pursuant to Treasury Regulation Section 1.752-2 equal to the sum of such Partner Guarantor's Minimum Liability Amount and Allocable Share of Incurred Indebtedness, as set forth on Schedule 3.1 hereto and as may be reduced pursuant to the terms of this Agreement, and the Partnership and the REIT shall not, during or with respect to the Protected Period, take any contrary or inconsistent position in any federal, state or local income tax returns (including, without limitation, information returns, such as Schedules K-1, provided to partners in the Partnership and returns of Subsidiaries of the Partnership) or any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of the Partnership or the tax treatment of any holder of partnership interests the Partnership).

         6.2. EXCEPTION TO REQUIRED ALLOCATION METHOD. Notwithstanding the provisions of this Agreement, the Partnership shall not be required to make allocations of Guaranteed Debt, Incurred Indebtedness or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement if and to the extent that the Partnership determines in good faith that there may not be "substantial authority" (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for such allocation; provided that the Partnership shall provide to each Protected Partner (or in the event of their death or disability, their executor, guardian or custodian, as applicable), notice of such determination and if, within forty-five (45) days after the receipt thereof, the Partnership is provided an opinion of a law firm recognized as expert in such matters or a nationally recognized public accounting firm to the effect that there is "substantial authority" (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for such allocations, the Partnership shall continue to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement; provided further that if there shall have been a judicial determination in a proceeding to which the Partnership is a party and as to which the Protected Partners (or Indirect Owners) have been allowed to participate as and to the extent contemplated in Article 7 to the effect that such allocations are not correct, Section 6.1 shall not apply unless the matter is being appealed to an applicable court of appeals and the opinion described above from counsel or accountants engaged by a Protected Partner (or Indirect Owner) shall have been provided, except that such opinion shall be to the effect that it is more likely than not that such allocations will be respected. In no event shall this Section 6.2 be construed to relieve the Partnership from any liability arising from a failure by the Partnership to comply with one or more of the provisions of Article 3 of this Agreement.

         6.3. COOPERATION IN THE EVENT OF A CHANGE. If a change in the Partnership's allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners is required by reason of circumstances described in Section 6.2, the Partnership and its professional tax advisors shall cooperate in good faith with each Protected Partner (or Indirect Owners thereof) (or in the event of their death or disability, their executor, guardian or custodian, as applicable) and their professional tax advisors to develop alternative allocation arrangements and/or other mechanisms that protect the income tax positions of the Protected Partners (and Indirect Owners) in the manner contemplated by the allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners (and Indirect Owners) as set forth in this Agreement.

                                   ARTICLE VII
                                 TAX PROCEEDINGS

         7.1. NOTICE OF TAX AUDITS. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to Taxes against the Protected Partners (or Indirect Owners) or the Partnership the calculation of which involves a matter covered in this Agreement or the tax treatment of the Transaction or the Logan Transaction ("Tax Claim") or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding ("Proceeding") involving the Protected Partners (or Indirect Owners) or the Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect the Protected Partners (or Indirect Owners) (adversely or otherwise), then the REIT or the Partnership, as applicable, shall promptly notify the Protected Partners of such Tax Claim or Proceeding.

         7.2. CONTROL OF TAX PROCEEDINGS. The REIT, as the general partner of the Partnership shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that the REIT shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Proceeding without the prior written consent of the Protected Partners (unless, and only to the extent, that any Taxes required to be paid by the Protected Partners (or Indirect Owners) as a result thereof would be required to be reimbursed by the Partnership and the REIT under Article 4 and the Partnership and the REIT agree in connection with such settlement or consent, to make such required payments); provided further that the Partnership shall keep the Protected Partners (and Indirect Owners) duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) the Protected Partners (or Indirect Owners) and that the Protected Partners (or Indirect owners) shall have the right to review and comment on any and all submissions made to the to Internal Revenue Service, a court, or other governmental body with respect to such Tax Claim or Proceeding and that the Partnership will consider such comments in good faith. Notwithstanding the foregoing, the Protected Partners shall have the right, with counsel of their choosing, to jointly control, with the REIT, any Proceeding or Tax Claim relating to the tax treatment of the Transaction or the Logan Transaction.

         7.3. TIMING OF TAX RETURNS; PERIODIC TAX INFORMATION. The Partnership shall cause to be delivered to each Protected Partner, no later than April 15 of each year (beginning in 2005), an estimate of the Schedules K-1 that the Partnership or Subsidiary Partnership, as applicable, is required to deliver to such Protected Partners with respect to the prior taxable year, and a final Schedule K-1 by July 15. In addition, the Partnership and the Subsidiary Partnership agree to provide to the Protected Partners, upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from the Partnership or Subsidiary Partnership to each Protected Partner and the entities that they control, provided that such estimates shall not be required to be provided more frequently than once each calendar quarter.

                                  ARTICLE VIII
           AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS;
                        APPROVAL OF CERTAIN TRANSACTIONS

         8.1. AMENDMENT. This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by both the REIT, as general partner of the Partnership, and each of the Protected Partners.

         8.2. WAIVER. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner (or Indirect Owner), in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner (or Indirect Owner) pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner (or Indirect Owner).

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1. ADDITIONAL ACTIONS AND DOCUMENTS. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

         9.2. ASSIGNMENT. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

         9.3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners, the Indirect Owners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, the Subsidiary Partnership and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT, the Partnership, and the Subsidiary Partnership covenant with and for the benefit of the Protected Partners (and Indirect Owners thereof) not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has in writing acknowledged and agreed to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

         9.4. TRANSFER OR DEATH. If a Protected Partner (or Indirect Owner) transfers its direct or indirect interest in Preferred Units, OP Units or interests in Subsidiary Partnership in a fully taxable transaction or dies while holding OP Units, Preferred Units or interests in Subsidiary Partnership, and the transferee of such OP Units, Preferred Units or interests in Subsidiary Partnership receives a basis step-up in connection with such event such that the adjusted basis of the interest is equal to the greater of the fair market value of the interest or the share of the Partnership's or the Subsidiary Partnership's indebtedness allocable to the interest under Section 752 of the Code, then such transferee of the OP Units, Preferred Units or interests in Subsidiary Partnership formerly owned, directly or indirectly, by such Protected Partner (or Indirect Owner) (the "Affected Interest") will not be eligible to receive an indemnity payment under Section 4.1, hereof, or to recover damages for a breach of this Agreement other than pursuant to Section 2.2(b) or Section
3.3 with respect to such Affected Interest with respect to events occurring subsequent to such death or transfer. The Protected Partners (and Indirect Owners) agree not to take any action which would intentionally prevent a transferee of a direct or indirect interest in Preferred Units, OP Units or interests in Subsidiary Partnership, in a fully taxable transaction or upon death, from receiving a basis step-up.

         9.5. MODIFICATION; WAIVER. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

         9.6. REPRESENTATIONS AND WARRANTIES REGARDING AUTHORITY;
NONCONTRAVENTION.

                  9.6.1. Representations and Warranties of the REIT and the Partnership. Each of the REIT, the Partnership and the Subsidiary Partnership has the requisite power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT, the Partnership, and the Subsidiary Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary action on the part of each of the REIT, the Partnership and the Subsidiary Partnership. This Agreement has been duly executed and delivered by each of the REIT, the Partnership, and the Subsidiary Partnership and constitutes a valid and binding obligation of each of the REIT, the Partnership and the Subsidiary Partnership, enforceable against each of the REIT, the Partnership and the Subsidiary Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors' rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT, the Partnership and the Subsidiary Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT, the Partnership and/or the Subsidiary Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership, the Subsidiary Partnership or the REIT of their obligations hereunder.

                  9.6.2. Representations and Warranties of the Protected Partners. Each of the Protected Partners has the requisite power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the Protected Partners and the performance of each of its respective obligations hereunder have been duly authorized by all necessary action on the part of each of the Protected Partners. This Agreement has been duly executed and delivered by each of the Protected Partners and constitutes a valid and binding obligation of each of the Protected Partners.

         9.7. CAPTIONS. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         9.8. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (i) if to the Partnership, the Subsidiary Partnership or the REIT, to:

              Brandywine Operating Partnership, L.P.
              c/o Brandywine Realty Trust
              401 Plymouth Road, Suite 500
              Plymouth Meeting, PA  19462
              Attention:  Gerard H. Sweeney,
                          President and Chief Executive Officer
              Facsimile:             (610) 832-4919
              Telephone:             (610) 832-4901
              E-mail:                jerry.sweeney@brandywinerealty.com

              With a required copy to:

              Brandywine Operating Partnership, L.P.
              c/o Brandywine Realty Trust
              401 Plymouth Road, Suite 500
              Plymouth Meeting, PA  19462
              Attention:  Brad A. Molotsky, General Counsel
              Facsimile:             (610) 832-4928
              Telephone:             (610) 832-4908
              E-mail:                brad.molotsky@brandywinerealty.com

         (ii) if to a Protected Partner, to the address on file with the Partnership with a notice to:

              R. Bruce Balderson, Jr.
              TRC Realty, Inc.-GP
              4100 One Commerce Square
              2005 Market Street
              Philadelphia, Pennsylvania 19103-7041
              Telephone:             (215) 563-3558
              Facsimile:             (215) 563-4110
              Email:                 rbbalderson@trclp.com

              Thomas J. Gallagher
              Wolf, Block, Schorr and Solis-Cohen LLP
              22nd Floor
              1650 Arch Street
              Philadelphia, PA  19103-2097
              Telephone:             215-977-2064
              Facsimile:             215-405-2964
              Email:                 tgallagher@wolfblock.com

              Rich Catalano
              Clifford Chance US LLP
              31 West 52nd Street
              New York, NY 10019 6131
              Telephone:             212-878-8421
              Facsimile:             212-878-8375
              Email:                 rich.catalano@cliffordchance.com

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, or faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a facsimile) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         9.10. GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

         9.11. CONSENT TO JURISDICTION; ENFORCEABILITY.

                           9.11.1. This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Pennsylvania. For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

                           9.11.2. Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         9.12. SEVERABILITY. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

         9.13. COSTS OF DISPUTES. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

         IN WITNESS WHEREOF, the REIT, the Partnership, and the Protected Partners have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                              BRANDYWINE REALTY TRUST, a Maryland real estate investment trust


                              By: /s/ Gerard H. Sweeney
                                 ----------------------------------------------
                                  Name:  Gerard H. Sweeney
                                  Title: President and Chief Executive Officer

                              BRANDYWINE OPERATING PARTNERSHIP, L.P.,
                              a Delaware limited partnership

                              By:      BRANDYWINE REALTY TRUST,
                                       its sole General Partner


                              By: /s/ Gerard H. Sweeney
                                 ----------------------------------------------
                                  Name:  Gerard H. Sweeney
                                  Title: President and Chief Executive Officer

                              TWO LOGAN HOLDINGS LP,
                              a Pennsylvania limited partnership

                              By: BRANDYWINE OPERATING PARTNERSHIP, L.P., its sole General Partner

                              By:      BRANDYWINE REALTY TRUST,
                                       its sole General Partner


                              By: /s/ Gerard H. Sweeney
                                  Name:  Gerard H. Sweeney
                                 ----------------------------------------------
                                  Title: President and Chief Executive Officer

                              TWO LOGAN CO., INC.
                              a Pennsylvania corporation


                              By: /s/ David B. Rubenstein
                                 ----------------------------------------------
                                  Name:  David B. Rubenstein
                                  Title: President and CEO

                              TLS EQUITY ASSOCIATES-II,
                              a Pennsylvania general partnership

                              By: /s/ David B. Rubenstein
                                 ----------------------------------------------
                                  Name:  David B. Rubenstein
                                  Title: President and CEO



                              TRC ASSOCIATES LIMITED PARTNERSHIP,
                              a Delaware limited partnership

                              By: TRC REALTY, INC.-GP
                                  a Pennsylvania corporation
                                  its sole general partner


                              By: /s/ David B. Rubenstein
                                 ----------------------------------------------
                                  Name:  David B. Rubenstein
                                  Title: President and CEO


*The Company agrees to furnish, supplementally, a copy of omitted Schedules and Exhibits upon request.